SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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PHOTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 1, 2011
__________________________________________________

TO THE SHAREHOLDERS OF PHOTRONICS, INC.

Notice is hereby given that the Annual Meeting of Shareholders of Photronics, Inc. will be held at the Company’s headquarters located at Building 1, 15 Secor Road, Brookfield, CT 06804 on April 1, 2011, at 9:00 a.m. Eastern Time, for the following purposes:

1) To elect 5 members of the Board of Directors;

2) To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending October 30, 2011;

3) To approve the 2011 Executive Compensation Incentive Plan;

4) To approve, by non-binding vote, the compensation of our named executive officers;

5) To recommend, by non-binding vote, the frequency of executive compensation votes;

6) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed February 14, 2011, as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

By Order of the Board of Directors,

/s/ Richelle E. Burr
Richelle E. Burr
General Counsel and Secretary

February 25, 2011

PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000
____________________________________

PROXY STATEMENT

For the Annual Meeting of Shareholders
to be held on April 1, 2011

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors (the “Board” or “Board of Directors”) of Photronics, Inc. (the “Company”), to be voted at the Annual Meeting of Shareholders to be held on April 1, 2011, at 9:00 a.m. Eastern Time at the Company’s headquarters located at Building 1, 15 Secor Road, Brookfield, Connecticut 06804, or any adjournments or postponements thereof (the “Annual Meeting”). This proxy statement and the enclosed proxy card are first being sent or given to shareholders on or about February 25, 2011.

The persons named as proxies on the accompanying proxy card have informed the Company of their intention, if no contrary instructions are given, to vote the shares of the Company’s common stock (“Common Stock”) represented by such proxies “FOR” Proposals 1, 2, 3 and 4, “FOR” a three-year frequency of the non-binding shareholder vote to approve compensation of our named executive officers and in accordance with their best judgment on any other matters which may come before the Annual Meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as set forth in the notice.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a properly executed proxy bearing a later date; or (c) appearance by the shareholder at the Annual Meeting and his or her request to revoke the proxy. Any such notice or proxy should be sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. Appearance at the Annual Meeting without a request to revoke a proxy will not revoke a previously executed and delivered proxy.

QUORUM; REQUIRED VOTES

Only shareholders of record at the close of business on February 14, 2011, are entitled to notice of and to vote at the Annual Meeting. As of February 14, 2011, there were 54,125,498 shares of Common Stock issued and outstanding, each of which is entitled to one vote. At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Common Stock will be necessary to constitute a quorum. Assuming a quorum is present, the matters to come before the Annual Meeting that are listed in the Notice of Meeting require the following votes to be approved: (1) Proposal 1 (Election of Directors) a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to elect 5 members of the Board of Directors; (2) Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending October 30, 2011) a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP; (3) Proposal 3 (Approval of an annual executive incentive compensation plan) a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to approve the 2011 Executive Incentive Compensation Plan; (4) Proposal 4 (Executive Compensation) a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to approve the non-binding resolution approving the compensation of the named executive officers as described in the Compensation Discussion and Analysis and the narrative disclosure as included in this proxy statement and (5) Proposal 5 (Frequency of Executive Compensation Votes) shareholders are presented with the option to choose between a frequency of every one, two or three years or to abstain from voting on this proposal (Note that shareholders are not voting to approve or disapprove the recommendation of the Board of Directors with respect to this proposal). Abstentions will be considered as present but will not be considered as votes in favor of any matter; broker non-votes will not be considered as present for the matter as to which the shares are not voted.

Neither the approval nor the disapproval of Proposal 4 or the results of the shareholder votes on Proposal 5 will be binding on the Company or the Board of Directors or will be construed as overruling a decision by the Company or the Board of Directors. Neither the approval nor the disapproval of Proposal 4 or the results of the shareholder votes on Proposal 5 will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Company or the Board of Directors. However, the Company will consider the results of these advisory votes in making future decisions on the Company’s compensation policies, the compensation of the Company’s named executive officers and the frequency of future advisory votes on executive compensation.

The rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is a non-routine matter, a “broker-non-vote” occurs. Under the rules governing brokers, an uncontested director election is considered a non-routine matter for which brokers do not have discretionary authority to vote shares held by an account holder. Additionally, as required by Section 957 of the recently adopted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), advisory votes on executive compensation and on the frequency of such votes are also considered non-routine matters for which brokers do not have discretionary authority to vote shares held by account holders. Only the ratification of our auditors under Proposal 2 is considered a routine matter.

Shareholders who hold their shares through a broker (in “street name”) must provide specific instructions to their brokers as to how to vote their shares, in the manner prescribed by their broker.

CORPORATE GOVERNANCE AND ETHICS

Photronics is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are conducive to long-term performance and periodically reevaluates our policies on an ongoing basis to ensure they meet the Company’s needs. Set forth below are a few of the corporate governance practices and policies that we have adopted.
  Related Party Transaction Policy. Our Audit Committee is responsible for approving or ratifying transactions involving the Company and related parties and determining if such transactions are, or are not consistent with, the best interests of the Company and our shareholders.

  Executive Sessions. The Company’s Board of Directors’ meetings regularly include executive sessions without the presence of management, including the Chairman and Chief Executive Officer.

  Shareholders Rights Plan Policy. The Company does not have a shareholders rights plan and is not currently considering adopting one. The Board of Directors’ policy is that it will only adopt a shareholders rights plan if the Board of Directors determines that it is in the best interests of the Company, taking into consideration all factors that it deems advisable and appropriate.

BOARD OF DIRECTORS’ POLICIES AND COMMITTEE CHARTERS

The Company has adopted code of ethics and corporate governance policies to assist the Board and its committees in the exercise of their responsibilities. The code of ethics and corporate governance policies apply generally to the Board and the Company’s named executive officers. Each of the Board committees has a written charter that sets forth the goals and responsibilities of the committee. Each of the charters can be found on the Company’s website at www.photronics.com.

The number of directors on our Board will be no less than three nor more than fifteen members. Currently the Board has fixed the number of directors at five members. The Board is responsible for nominating members to the board and for filling vacancies on the Board that may occur between annual meetings of shareholders, in each case upon the recommendation of the Nominating Committee. The Nominating Committee seeks input from other Board members and senior management and may engage a search firm to identify and evaluate potential candidates. The Board and each of the committees of the Board conduct annual self-assessments to determine its effectiveness. Additionally, each committee reviews the adequacy of its charter annually and considers any proposed changes.

The Board of Directors believes that the current Board leadership structure, in which the roles of Chairman and Chief Executive Officer are held by one person, is appropriate for the Company and its shareholders at this time. The current Board leadership structure is appropriate because it demonstrates to our employees, suppliers, customers, and other shareholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company.

We will continue to reexamine our corporate governance policies and leadership structure on an ongoing basis to ensure that they continue to meet the Company’s needs.

BOARD ROLE IN RISK OVERSIGHT AND ASSESSMENT

The Company has a risk management program overseen by senior management and approved by the Board of Directors. Risks are identified and prioritized by senior management and each prioritized risk is assigned to either a Board committee or the full Board for oversight. For example, strategic risks are overseen by the full Board; financial and business conduct risks are overseen by the Audit and/or Executive Committee; risks related to related party transactions are overseen by the Audit Committee and compensation risks are overseen by the Compensation Committee. Management regularly reports on enterprise risks to the relevant committee or the Board. Additional review or reporting on enterprise risk is conducted as needed or as requested by the Board or relevant committee.

COMPENSATION RELATED RISK

The Company regularly assesses the risks related to our compensation programs, including our executive compensation programs and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Incentive award targets and opportunities are reviewed annually allowing the Compensation Committee to maintain an appropriate balance between rewarding high performance without encouraging excessive risk as the Company’s business evolves.

OWNERSHIP OF COMMON
STOCK BY DIRECTORS, OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information on the beneficial ownership of the Company’s Common Stock as of February 14, 2011, by: (i) beneficial owners of more than five percent of the Common Stock; (ii) each director; (iii) each named executive officer named in the summary compensation table set forth below; and (iv) all directors and currently employed named executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percentage of Class
Waddell & Reed Financial, Inc.	4,659,359(3)		8.7%
6300 Lamar Avenue
Overland Park, KS 66202
Letko Brousseau & Assc. Inc.	4,628,098(4)		8.6%
1800 McGill College Avenue
Suite 2510
Montreal, QC H3A 3J6
Canada
Dimensional Fund Advisors LP	3,902,960(5)		7.2%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
Blackrock, Inc	3,173,653(6)		5.9%
40 East 52nd Street
New York, New York 10022
Donald Smith & Co., Inc.	2,997,369(7)		5.54%
152 West 57 Street
New York New York 10019
Citadel Advisors, LLC	2,988,224(8)		5.2%
131 South Dearborn Street, 32nd Floor,
Chicago, Illinois, 60653
Macricostas Partners, L.P.	1,393,500		2.57%
1122 BelAir
Allen, TX 75013
Walter M. Fiederowicz	93,000(9)		*
Joseph A. Fiorita, Jr.	178,900(9)	(10)	*
Soo Hong Jeong	447,902(9)		*
Peter Kirlin	58,750(9)		*
Constantine S. Macricostas	2,003,864(9)	(11)	3.76%
George Macricostas	71,780(9)		*
Willem D. Maris	111,000(9)		*
Christopher J. Progler	201,418(9)		*
Sean T. Smith	300,506(9)		*
Mitchell G. Tyson	91,000(9)		*
Directors and Named Executive Officers
as a group (10 persons)	3,558,120(12)		6.57%

* Less than 1%

(1)	The address for all officers and directors is 15 Secor Road, Brookfield, Connecticut 06804.

(2)	Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of Common Stock set forth opposite such person’s name.

(3)	According to Schedule 13(g) filed February 8, 2011 Waddell & Reed Financial, Inc. has sole voting and dispositive power over 4,659,359 shares of Common Stock as of December 31, 2010.

(4)	According to Schedule 13(g) filed on February 15, 2011, Letko, Brosseau & Assc. Inc. has sole voting and dispositive power over 4,628,098 shares of Common Stock as of December 31, 2010.

(5)	According to Schedule 13(g) filed February 11, 2011, Dimensional Fund Advisors LP has shared voting and dispositive power over 3,902,960 shares of Common Stock as of December 31, 2010

(6)	According to Schedule 13(g) filed February 8, 2011, Black Rock, Inc. has sole voting and dispositive power over 3,173,653 shares of Common Stock as of December 31, 2010.

(7)	According to Schedule 13(g) filed February 11, 2011, Donald Smith & Co., Inc. has sole voting and dispositive power over 2,997,369 shares of Common Stock as of December 31, 2010.

(8)	According to Schedule 13(g) filed February 10, 2011, Citadel Advisors, LLC has shared voting and dispositive power over 2,988,224 shares of Common Stock as of December 31, 2010.

(9)	Includes shares of Common Stock subject to stock options exercisable as of February 14, 2011, (or within 60 days thereof), as follows: Mr. Fiederowicz: 71,250; Mr. Fiorita: 90,000; Dr. Jeong: 306,252; Dr. Kirlin: 48,750; Mr. Constantine Macricostas: 321,250; Mr. George Macricostas: 53,750 ; Mr. Maris: 55,000; Dr. Progler: 152,368; Mr. Smith: 225,450; and Mr. Tyson: 45,000.

(10)	Includes 300 shares owned by the wife of Mr. Fiorita as to which shares he disclaims beneficial ownership.

(11)	Includes 29,000 shares held by the wife of Mr. Macricostas as to which shares he disclaims beneficial ownership. Also includes 1,393,500 shares owned by Macricostas Partners, L.P., of which Mr. Macricostas is a limited partner and shares owned by the corporate general partner of such partnership of which Mr. Macricostas is President, a director and a significant shareholder. Mr. Macricostas disclaims beneficial ownership of those shares not represented by his ownership interests.

(12)	Includes the shares listed in notes (9), (10) and (11) above.

PROPOSAL 1
ELECTION OF DIRECTORS

Willem Maris passed away on December 13, 2010 and the Company extends its sincere appreciation for the contributions that Mr. Maris provided to the Company during his ten years of service. Mr. Maris’s comprehensive knowledge of the semiconductor industry was a valuable asset to the Company.

The Board has nominated 5 directors to be elected at the 2011 Annual Meeting to serve for a one year term. Each of the 5 directors of the Company that is elected at the Annual Meeting will serve until the 2012 Annual Meeting of Shareholders and until their successors are elected and qualified. Each nominee is currently a director of the Company and has agreed to serve if elected. The names of, and certain information with respect to, the nominees for election as directors are set forth below.

If, for any reason, any of the nominees shall become unable to stand for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

The Board of Directors recommends that you vote “FOR” the election of each of the following nominees:

Nominees:

Name and (Age)	Director Since	Position with the Company
Walter M. Fiederowicz	1984	Director
(64 years)

Joseph A. Fiorita, Jr.	1987	Director
(66 years)

Constantine S. Macricostas	1974	Chairman of the Board
(75 years)

George Macricostas	2002	Director
(41 years)

Mitchell G. Tyson	2004	Director
(56 years)

Messrs. Fiederowicz, Fiorita, and Tyson qualify as independent under applicable Nasdaq National Market (“NASDAQ”) rules.

In addition to the information set forth in the table above, the following provides certain information about each nominee for election as director, including his principal occupation for at least the past five years. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee and director should serve as a director as of the date of this proxy statement, in light of the Company’s business and structure.

Walter M. Fiederowicz has been a private investor and consultant since August 1997. During 2010, he served as Chairman of the Board of Omega Insurance Holding Limited, the holding company of the Lloyd’s insurance underwriter and Mr. Fiederowicz serves as Chairman of the Board of Meacock Capital, plc., a provider of capital to the Lloyd’s market. Mr. Fiederowicz is Chairman of the Compensation Committee, Vice Chairman of the Audit Committee and a member of the Executive Committee of the Company. Mr. Fiederowicz brings to the Board of Directors substantial experience in analyzing and forecasting economic conditions both domestically and internationally, with respect to investments. Through his service on the boards of other companies, he also gained extensive experience in leadership, risk oversight and corporate governance matters.

Joseph A. Fiorita, Jr., CPA, has been a partner since 1973 at Fiorita, Kornhaas & Company, P.C., an independent certified public accounting firm located in Danbury, Connecticut. He is a member of the Connecticut Society of Certified Public Accountants (CSCPA) and American Institute of Certified Public Accountants (AICPA). He serves as an advisory board member of various closely-held companies and charitable organizations. He is also a Corporator for Newtown Savings Bank. Mr. Fiorita is Chairman of the Audit Committee, Vice Chairman of the Compensation Committee, a member of the Nominating Committee and a member of the Executive Committee of the Company. Mr. Fiorita qualifies as an audit committee financial expert under applicable Securities and Exchange Commission (“SEC”) audit committee rules. Mr. Fiorita brings to the Board of Directors broad experience in corporate finance, and is highly qualified in the fields of accounting and internal controls, both of which contribute to effective service on the Board of Directors. Through his service on the board of directors of other companies, he has gained additional experience in risk management and corporate governance.

Constantine S. Macricostas is Chairman of the Board, Chief Executive Officer and President. From July 20, 2008, Mr. Macricostas assumed the responsibility of Interim Chief Executive Officer and on April 3, 2009 he became Chief Executive Officer and President. From February 23, 2004 to June 7, 2005, Mr. Macricostas also served as Chief Executive Officer. From January 2002 through March 2002, he temporarily assumed the position of President. Mr. Macricostas also served as Chief Executive Officer of the Company from 1974 until August 1997. Mr. Macricostas is Chairman of the Executive Committee of the Company. Mr. Macricostas is a founder, Chairman of the Board and a director of RagingWire Enterprise Solutions, Inc., (“RagingWire”). Mr. Macricostas is the father of George Macricostas. Mr. Macricostas’ knowledge of the Company and its operations is invaluable to the Board of Directors in evaluating and directing the Company’s future. Through his long service to the Company and experience in the industry, he has developed extensive knowledge in the areas of leadership, safety, risk oversight, management and corporate governance, each of which provides great value to the Board of Directors.

George Macricostas is the Executive Vice Chairman of the Board and founder of RagingWire, a company that provides secure managed information technology services and data center infrastructure to data intensive enterprise companies. Mr. Macricostas is a member of the Nominating Committee of the Company. Mr. Macricostas is a member of the Board of Directors of the Jane Goodall Institute, and was a finalist in the 2007 Ernst and Young Entrepreneur of the Year program. From November 2005 to January 2007, Mr. Macricostas was Executive Vice Chairman of RagingWire. From May 2000 through November 2005, Mr. Macricostas was Chief Executive Officer of RagingWire. Prior to the founding of RagingWire, from February 1996 until April 2000, Mr. Macricostas was a senior vice president of the Company, where he was responsible for all aspects of the Company’s global information technology infrastructure. Mr. Macricostas brings over 20 years of technical and business management experience in operations and information technology to the Board of Directors. Through his service on the Board, he has gained additional experience in risk management and corporate governance.

Mitchell G. Tyson is an independent business strategy and clean energy consultant. Until October 2010 he was the Chief Executive Officer and a Director of Advanced Electron Beams. Advanced Electron Beams’ compact electron beam emitters replace thermal and chemical processes for cleaner, more efficient, lower cost manufacturing. Prior to joining Advanced Electron Beams in 2005, Mr. Tyson was a corporate consultant and lecturer, serving on multiple industry, government and corporate boards of directors and advising start-up organizations and venture capital firms. Previously, Mr. Tyson served as the CEO of PRI Automation, a publicly traded corporation that supplied automation systems including hardware, software and services for the semiconductor industry. From 1987 to 2002, he held positions of increasing management responsibility and helped transform PRI Automation from a small robotics manufacturer to the world’s leading supplier of semiconductor fab automation systems. Prior to joining PRI Automation, Mr. Tyson worked at GCA Corporation from 1985 to 1987 as Director of Product Management and served as science advisor and legislative assistant to U.S. Senator Paul Tsongas from 1979 to 1985. Mr. Tyson is Chairman of the Nominating Committee and a member of the Audit Committee of the Company.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors met 5 times during the 2010 fiscal year. During fiscal 2010, each director attended at least 80% of the total number of meetings of the Board of Directors and 80% of committee meetings of the Board on which such director served.

The Company’s Board of Directors has Audit, Executive, Compensation, and Nominating Committees. Membership of the Audit, Compensation and Nominating Committees is comprised of independent, non-employee directors.

The Audit Committee’s functions include the appointment of the Company’s independent certified public accountants, reviewing with such accountants the plan for and results of their auditing engagement and the independence of such accountants. Messrs. Fiederowicz, Fiorita and Tyson are members of the Audit Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. Mr. Fiorita qualifies as an audit committee financial expert under applicable SEC audit committee rules. The Audit Committee held 8 meetings during the 2010 fiscal year.

The Compensation Committee’s functions include establishing compensation policies and programs for the executive officers of the Company and administration of the Company’s stock plans. Messrs. Fiederowicz and Fiorita are members of the Compensation Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. The Compensation Committee held 6 meetings during the 2010 fiscal year.

The Executive Committee, with certain exceptions, may exercise all of the authority of the Board between regular meetings of the entire Board. Messrs. Fiederowicz, Fiorita and Constantine Macricostas are members of the Executive Committee. The Executive Committee held 4 meetings during the 2010 fiscal year.

The Nominating Committee’s functions include the consideration and nomination of candidates for election to the Board. Messrs. Fiorita and Tyson are members of the Nominating Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. This Committee held 1 meeting during the 2010 fiscal year.

The minimum qualifications for nominees to be considered by the Nominating Committee are experience as a business or technology leader, possession of the qualities or skills necessary and the ability to deliver value and leadership to the Company and the ability to understand, in a comprehensive manner, the technology utilized by the Company and its customers for photomasks and flat panel displays. If an opening for a Director arises, the Board will conduct a search for qualified candidates. The Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will also consider qualified candidates for Director suggested by shareholders in written submissions to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. The Nominating Committee also considers the diversity of backgrounds and expertise represented in the Board’s composition and whether a director is qualified to serve depends in part on the backgrounds of the other directors, so that the Board of Directors as a whole has an appropriate mix of backgrounds and breadth of experience. The Nominating Committee reviews its effectiveness in balancing these considerations through ongoing consideration of directors and nominees, as well as the Nominating Committee’s annual self-evaluation process. The Committee does not intend to alter the manner in which it evaluates candidates, whether the candidate was recommended by a shareholder or not.

The Nominating Committee did not receive any recommendations for nomination for Director from a shareholder or group who, individually or in the aggregate, beneficially owned greater than 5 percent of the Company’s voting Common Stock for at least one year.

The Board provides a process for shareholders to send communications to the Board or to any Director individually. Shareholders may send written communications to the Board or to any Director c/o Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Assistant Secretary. All communications will be compiled by the Assistant Secretary and submitted to the Board, or the individual Directors, on a periodic basis.

The Audit Committee Charter, the Compensation Committee Charter, the Executive Committee Charter and the Nominating Committee Charter are posted on the Company’s website at www.photronics.com.

It is the Company’s policy that the Directors who stand for election at the Annual Meeting attend the Annual Meeting unless the Director has an irreconcilable conflict and attendance has been excused by the Board. All of the nominees who were Directors during the last fiscal year and who are standing for election at the 2011 Annual Meeting of Shareholders attended the 2010 Annual Meeting of Shareholders with the exception of Mitch Tyson who was excused.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors, each of whom meet the independence requirements of the applicable NASDAQ and SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors of the Company. The Audit Committee Charter can be found on the Company’s website at www.photronics.com. The Audit Committee also undertakes a written performance evaluation of the Committee on an annual basis.

The Audit Committee held 8 meetings during the 2010 fiscal year. For the fiscal year ended October 31, 2010, the Audit Committee reviewed and discussed the audited financial statements with management, discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU380) and received the written disclosures and a letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee reviewed and discussed with management and the independent auditors, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and the independent accounting firm’s related opinions. In addition, the Audit Committee discussed with the independent auditors the independence of the independent auditors. The Committee considered whether the provision of non-audit services by Deloitte & Touche LLP (“D&T”) to the Company is compatible with maintaining the independence of D&T and concluded that the independence of D&T is not compromised by the provision of such services. The Committee met with management periodically during the fiscal year to review the Company’s Sarbanes-Oxley Section 404 compliance efforts related to internal controls over financial reporting. Additionally, the Committee pre-approved all audit and non-audit services provided to the Company by D&T. Based on the foregoing meetings, reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2010 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

In 2003, the Audit Committee adopted a formal complaint procedure for accounting and auditing matters and violations of Company policy.

Fees Paid to the Registered Public Accounting Firm

For the fiscal years ended November 1, 2009 and October 31, 2010, the aggregate fees for professional services rendered by D&T were as follows:

	Fiscal 2009	Fiscal 2010
Audit Fees (a)	$1,025,132	$970,367
Audit-Related Fees (b)	234,680	13,378
Tax Fees (c)	35,488	44,275
All Other Fees	0	0
Total	$1,295,300	$1,028,020

(a)	Represents aggregate fees in connection with the audit of the Company’s annual financial statements, internal controls over financial reporting and review of the Company’s quarterly financial statements or services normally provided by D&T.

(b)	Represents assurances and other activities not directly related to the audit of the Company’s financial statements.

(c)	Represents aggregate fees in connection with tax compliance, tax advice and tax planning.

This report is submitted by:
Joseph A. Fiorita, Jr.
Chairman

Walter M. Fiederowicz

Mitchell G. Tyson

EXECUTIVE OFFICERS

The names of the executive officers of the Company are set forth below together with the positions held by each person in the Company. All executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

Name and Age	Position	Served as an Officer Since
Richelle Burr, 47	Vice President, General Counsel	2010
	and Secretary

Soo Hong Jeong, 55	Chief Operating Officer,	2001
	President, Asia Operations

Peter S. Kirlin, 50	Senior Vice President, US and	2008
	Europe

Constantine S. Macricostas, 75	Chief Executive Officer and	2008
	President

Christopher J. Progler, 47	Vice President, Chief Technology	2004
	Officer and Strategic Planning

Sean T. Smith, 50	Senior Vice President,	2000
	Chief Financial Officer

Richelle E. Burr was appointed General Counsel in January 2010. She has been employed by Photronics for 7 years, starting in 2003 with the position of Corporate Counsel. She was promoted to Vice President, Associate General Counsel in 2008 and became Secretary in April of 2009 and General Counsel in January 2010.

Dr. Soo Hong Jeong was appointed Chief Operating Officer on June 21, 2006, and continues to serve as President of Asia Operations, a position he has served in since March 22, 2004. Prior to that, Dr. Jeong served as a Vice President of the Company and President and Chief Executive Officer of PK, Ltd. (“PKL”), since August, 2001.

Dr. Peter S. Kirlin joined Photronics in August, 2008 as Senior Vice President, US and Europe. Prior to joining Photronics, Dr. Kirlin was Executive Chairman of Akrion, Inc. from January 2007 to July 2008. Prior to that Dr. Kirlin was Vice President of Business Development at Entegris, Inc from May 2004 to September 2006. Prior to that Dr. Kirlin was Chairman and Chief Executive Officer of DuPont Photomask, Inc.

Constantine S. Macricostas has served as Chief Executive Officer and President since April 3, 2009. Prior to that he served as Interim Chief Executive Officer from July 20, 2008 to April 3, 2009. From February 23, 2004 to June 7, 2005, he also served as Chief Executive Officer. From January 2002 through March 2002, he temporarily assumed the position of President. Mr. Macricostas also served as Chief Executive Officer of the Company from 1974 until August 1997.

Dr. Christopher J. Progler became a Named Executive Officer on June 21, 2006. Dr. Progler has been employed by Photronics for more than nine years starting in 2001 with the position of Corporate Chief Scientist. He was promoted to Vice President and Chief Technology Officer in 2004. Dr. Progler is a Fellow and Board Member for SPIE - The International Society for Optical Engineering. He is Co-Chair for SPIE Advanced Lithography Symposium and Associate Editor for the SPIE Journal of Microlithography, Microfabrication and Microsystems.

Sean T. Smith was promoted to Senior Vice President on January 25, 2005, and continues to serve as Chief Financial Officer. In March 2002, Mr. Smith was elected Vice President and Chief Financial Officer. Prior to that Mr. Smith had been Vice President-Controller. He joined Photronics in April 2000.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors (the “Compensation Committee”) was established in 1992 and is comprised of two of the independent, non-employee members of the Board of Directors. Neither of these individuals was an officer or employee of the Company at any time during fiscal year 2010 or at any other time, and neither of them have interlocking relationships as described in Item 407 of Regulation S-K. The Compensation Committee is responsible for setting and administering the policies governing compensation of executive officers. The key objectives of the Compensation Committee are to provide competitive compensation to attract and retain talented employees, to advance the goals of the Company by aligning executive compensation with shareholder interests and minimizing risks associated with compensation. The Compensation Committee reviews and approves, among other things, overall annual performance for the Named Executive Officers as well as all participants in the Company’s proposed 2011 Executive Incentive Compensation Plan. The Compensation Committee considers each executive officer’s performance and makes recommendations regarding his/her base salary, annual cash incentive and stock-based awards to the full Board of Directors. The Compensation Committee periodically reviews its approach to executive compensation and makes changes as appropriate.

Philosophy

The Company’s philosophy is that executive compensation must be competitive with other comparable employers to insure that qualified employees can be attracted and retained and that the Company’s compensation practices should provide incentives for creating a return to the Company’s shareholders. The Compensation Committee uses three components to achieve these goals: base salary, annual cash incentives and stock-based awards. The Company’s executive officer compensation program is designed so that: compensation is competitive; pay is aligned with creating shareholder value and compensation risks are assessed and managed appropriately in the context of the Company’s business strategy. When determining compensation the Compensation Committee assesses the overall performance of the Company, the Named Executive Officer’s role in that performance, the compensation previously received by the Named Executive Officers and the compensation of similarly situated executive officers working for peer group companies and uses a subjective approach when linking the Company’s performance and the total compensation of the Named Executive Officers.

Elements of Compensation

In establishing compensation levels for the Named Executive Officers of the Company, identified in the Summary Compensation Table, the Compensation Committee considers compensation at fourteen publicly traded companies in the semiconductor/electronics industries with similar levels of sales and capital. These companies are Advanced Energy Industries, Inc., ATMI, Inc., Axcelis Technologies, Inc., Brooks Automation, Inc., Cabot Microelectronics Corp., Credence Systems Corp., Cymer, Inc., Entegris, Inc., FEI Co, Kulicke & Soffa Industries, Inc., MEMC Electronic Materials, Inc., Novellus Systems, Inc., Varian Semiconductor Equipment Associates, Inc., and Veeco Instruments, Inc. The Compensation Committee adjusts executive compensation in connection with this review. Generally, the Compensation Committee believes that the compensation of its executive officers should be set near the median compensation of this comparison group; however it is also important to the Compensation Committee that compensation reflect individual performance and that may warrant compensation up to 20% above or below the median. The Compensation Committee believes that the three components of the Company’s compensation: base salary, annual cash incentives and stock-based awards result in a compensation program which is competitive and aligns the Named Executive Officer’s interests with shareholder value creation. Actual base salary increases, annual cash incentive and stock-based award compensation vary based on an individual’s experience, job responsibilities, performance, the Company’s financial results, and the discretion of the Compensation Committee. The Compensation Committee does not use tally sheets or any formulas in determining executive compensation. The Compensation Committee does not believe that there are any risks arising from the Company’s compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the Company.

Base Salary

The Compensation Committee evaluates and establishes base salary levels in light of economic conditions (generally and in the regions where executives work) and comparisons to other similarly situated companies. Base salary is designed to recognize an executive’s knowledge, skills, abilities and on-going performance. The Compensation Committee targets base salary for all executives to be at a level consistent with our assessment of their value relative to their peers in the labor market, while also taking into account our need to maintain costs in light of business conditions and the challenging economic times.

Annual Incentives

In light of uncertainty in the economy and unpredictability of economic indicators in early 2010, the Compensation Committee did not recommend, and the Board did not adopt, financial targets for annual revenue and operating income for the Company for incentive compensation awards with respect to fiscal 2010, but instead decided that the Compensation Committee would recommend incentive compensation awards based on its evaluation of the Company’s performance during fiscal year 2010. On October 1, 2010, the Compensation Committee met and based on two consecutive profitable quarters for the Company’s second and third quarters and in light of the fact that there had been no pay increases or bonus for the Named Executive Officers for the past two consecutive fiscal years, the

Compensation Committee decided it was in the best interests of the Company and its stockholders to approve a cash bonus for the Named Executive Officers. The Compensation Committee set $207,500 or 1.3% of net income for the nine months ended August 1, 2010 as an available pool for the cash bonus and used its subjective discretion to determine an appropriate amount for the Chief Executive Officer and each of the other Named Executive Officers to receive. The Compensation Committee utilized recommendations from the Chief Executive Officer in determining the distribution to the other Named Executive Officers.

For fiscal 2011 the Compensation Committee will implement, subject to stockholder approval, the 2011 Executive Incentive Compensation Plan (the “2011 EICP”). Participation in the 2011 EICP will be limited to key employees of the Company designated by the Compensation Committee. The 2011 EICP will be administered by the Compensation Committee which will have full power and authority to determine which key employees of the Company will receive awards under the 2011 EICP, to set performance goals and bonus targets for each fiscal year, to interpret and construe the terms of the 2011 EICP and to make all determinations it deems necessary in the administration of the 2011 EICP, including any determination with respect to the achievement of performance goals and the application of such achievement to the bonus targets. The 2011 EICP sets out quantitative and qualitative categories of business criteria upon which performance goals will be based. The business criteria measures within each category will be assigned different weightings based upon their relative degree of importance as determined by the Compensation Committee.

In the quantitative category one or more of the following business criteria may be used as performance measures: (i) net sales, (ii) operating income, (iii) net income, (iv) earning per share of common stock, (v) net cash flows from operations, (vi) net increases in working capital, (vii) return on invested capital, (viii) return on equity and/or (ix) debt reduction. In the qualitative category, the business criteria will relate to objective individual performance, taking into account individual goals and objectives. The performance goals with respect to each category of business criteria will be established by the Compensation Committee within ninety days of the commencement of each fiscal year. In addition, within ninety days of the commencement of the fiscal year, a performance threshold for each performance goal will be established with respect to each participant, representing the minimum level of achievement that the participant must attain in order to receive a bonus under the 2011 EICP. Annual bonus targets will be either expressed as a percentage of current salary or a fixed monetary amount with respect to each category of business criteria applied. At the end of each fiscal year for which a bonus may be earned, the Compensation Committee will determine each participant’s level of achievement of the performance goals. Consistent with the Dodd-Frank Act, the Company will “clawback,” or adjust if the relevant performance measures that awards are based upon are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. The Compensation Committee may amend or terminate the 2011 EICP at any time provided that no amendment will be effective prior to approval of the Company’s shareholders to the extent such approval is required to preserve deductibility of compensation paid pursuant to the 2011 EICP under Section 162(m) of the Code or otherwise required by law.

Long Term Equity Incentives

The Company’s long term incentive program uses restricted stock and stock options. Stock options have an exercise price equal to the fair market value of our common stock on the date of grant. The Compensation Committee evaluates the competitiveness of the Company’s current long term incentive program in relationship to a peer group consisting of: Advanced Energy Industries, Inc., ATMI, Inc., Axcelis Technologies, Inc., Brooks Automation, Inc., Cabot Microelectronics Corp., Credence Systems Corp., Cymer, Inc., Entegris, Inc., FEI Co, Kulicke & Soffa Industries, Inc., MEMC Electronic Materials, Inc., Novellus Systems, Inc., Varian Semiconductor Equipment Associates, Inc., and Veeco Instruments, Inc. Each year the Compensation Committee assesses each element of Photronics’ executive compensation including base salary, target total cash compensation (base salary plus target incentive award opportunity), actual total cash compensation (base salary plus last bonus paid), long term incentives and actual total direct compensation.

The Company maintains stock option plans which allow for the grant of stock options and restricted stock awards to directors and executive officers of the Company, as well as, other employees of the Company. The Compensation Committee believes that the grant of stock options and restricted stock awards provides a strong link between executive compensation and shareholder return, aligning the long term interests of its executives with those of the Company’s shareholders and thereby promoting strategic planning while minimizing excessive risk.

In March of 2007, the Company adopted a Long Term Equity Incentive Plan (“LTEIP”). In April of 2010, the LTEIP was amended to increase the number of shares available for issuance under the plan from 3 million to 6 million and the amount of restricted stock allowed to be issued thereunder from 10% to 15% of the total shares issued cumulatively. The LTEIP permits the grant of stock options, restricted stock, stock appreciation rights, performance shares and performance units as well as restricted stock units and other equity-based awards. The annual schedule for granting of equity awards under the LTEIP is decided every December at the Company’s Board of Directors meeting. Grants to executive officers under the LTEIP are based on job responsibilities and potential for individual contribution impacting the Company’s overall performance. When considering grants, the Compensation Committee exercises judgment and discretion and also considers previous stock award grants in order to align generally with its overall compensation philosophy. For example, the Compensation Committee may consider reducing grants in a particular year, when a Named Executive Officer has large realizable gains from stock award grants in previous years. The Company generally provides restricted stock awards and stock options to the executive officers pursuant to the terms of the LTEIP.

The annual option granting process generally begins with the Compensation Committee providing direction to the Chief Executive Officer on the total number of shares available for grant for the year. The Chief Executive Officer then provides grant recommendations to the Compensation Committee (except for his own) for review and approval. The Chief Executive Officer’s recommendation is a subjective evaluation of the Named Executive Officers contribution to the Company’s future success, the level of incentive compensation previously received as well as the market price of the common stock on the date of grant. The Compensation Committee considers the aggregate number of shares available, the number of shares previously authorized and the number of individuals to whom the Company wishes to grant stock options or restricted stock awards. The Compensation Committee reserves the discretion to consider the factors it considers relevant under the circumstances then prevailing in reaching its determination regarding the amount of each stock option and/or restricted stock award.

Options typically vest 25% per year beginning one year after the grant date, with full vesting on the fourth anniversary of the grant date. The term of such options is ten years after which the options expire, unless the employee separates earlier from the Company, at which point the options expire 30 days after separation. The exercise price is established as of the date of grant. Restricted stock awards typically vest 25% per year beginning one year after the grant date, with full vesting on the fourth anniversary of the grant date. Any stock not fully vested on the date the employee separates are forfeited.

The Chief Executive Officer’s grant is determined by the Compensation Committee in its sole discretion, based on the Compensation Committee’s evaluation of the Chief Executive Officer’s contribution to the Company’s future success, the level of incentive compensation previously received, the overall performance of the Company, a review of the Chief Executive Officer’s peer group compensation as well as the market price of the Company’s common stock on the date of grant.

Health and Welfare and Retirement Benefits

The Named Executive Officers participate in a variety of health and welfare and paid time off benefits designed to allow the Company to retain its workforce. The Company does not have a pension plan or supplemental retirement plan. However, the Company does have a Profit Sharing and Saving Plan (the “Plan”). The Plan is a 401(k) compliant plan which enables participating employees to make contributions from their earnings and share in the contributions the Company makes to a trust fund maintained by the trustee. An account in the trust fund is maintained by the trustee for the Plan. All employees are eligible to participate in the Plan except for non-resident aliens with no United States earned income from the Company and temporary employees or interns. The minimum amount that an employee can contribute is 1% and the maximum amount is 50%. In fiscal year 2010, the Company provided a matching contribution based on the contributions that the employee made to the Plan. Participating employees received a matching contribution of 50% of the first 4% of their contribution to the Plan.

Dr. Jeong is entitled to a statutory severance payment under Korean law which will be calculated using a formula based on his current rank at the time of termination, salary and years of service with PK, Ltd. Dr. Jeong also has access to a Korean retirement account and pursuant to the terms of Dr. Jeong’s employment agreement, the Company makes a payment of U.S. $100,000 into this account every year.

Employment Agreements

In order to retain the Named Executive Officers and retain continuity of management in the event of an actual or threatened change of control, the Company has entered into employment agreements with each of the Named Executive Officers except for Mr. Macricostas. Each employment agreement sets forth the severance benefits in the event of a change in control or termination without cause. The employment agreements are described below under the caption Certain Agreements. The estimate of the compensation that would be payable in the event of a change in control or termination without cause is described below under the caption Potential Payments Upon Termination or Change in Control. The Compensation Committee believes that these agreements are a competitive requirement to attracting and retaining highly qualified executive officers. Before authorizing the Company to enter into the employment agreements with the Named Executive Officers, the Compensation Committee analyzed each of the termination and change in control arrangements and determined that each arrangement was necessary and appropriate under the circumstances of the Company and given the circumstances of each of the individual Named Executive Officers. The Compensation Committee will review these arrangements again upon the renewal of each employment agreement. Mr. Macricostas does not have an employment agreement but does have a consulting agreement with the Company. However, the consulting agreement has been suspended for the period of time that Mr. Macricostas is an employee of the Company. Mr. Macricostas became an employee of the Company on November 10, 2008.

Tax and Accounting Impact on Compensation

Financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the Named Executive Officers with the need to insure the deductibility of compensation – while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to each Named Executive Officer that may be deducted by the Company to $1 million in any year. There is an exception to the $1 million limitation for performance-based compensation that meets certain requirements. Historically, the compensation paid to our executive officers has not exceeded this limit. To the extent that it is practicable and consistent with the Company’s executive compensation philosophy, the Company intends to design its executive officer compensation policy to insure the deductibility of such compensation under Section 162(m) or if it is determined not to be in the best interest of stockholders, the Compensation Committee will abide by its compensation philosophy even if it results in a loss of deductibility.

2010 EXECUTIVE COMPENSATION

Base salaries for executive officers of the Company are established primarily upon an evaluation of the executive officer’s position in the Company, competitive market practices, individual performance, level of responsibility and technical expertise. The base salaries for the Named Executive Officers are set forth in their respective employment agreements which are described below under the caption Certain Agreements. For executive officers other than the Chief Executive Officer, changes in base salary are proposed to the Compensation Committee by the Chief Executive Officer based on his evaluation of each individual’s performance for the year and expected future contributions as well as target pay position relative to the peer group and the Company’s overall salary budget guidelines. The Chief Executive Officer’s recommendations are reviewed and approved by the Compensation Committee. For fiscal year 2010, there were no merit increases for the Named Executive Officers. In December of 2009 (which is part of the Company’s fiscal year 2010), the Named Executive Officers received stock option awards and also received a cash bonus in October of fiscal year 2010. In December of 2010 (which is part of the Company’s fiscal 2011) the Named Executive Officers received stock awards in the form of restricted stock and options and also received a salary increase.

2010 CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Macricostas became Interim Chief Executive Officer on July 20, 2008. Mr. Macricostas was appointed Chief Executive Officer and President on April 3, 2009. Mr. Macricostas’ base compensation as Chief Executive Officer is $600,000. The Compensation Committee based Mr. Macricostas’ 2010 base compensation on competitive chief executive officer salaries. Mr. Macricostas received a grant of 225,000 options in December of 2009 and also received a cash bonus of $60,000 in October of 2010. Mr. Macricostas received a grant of 56,250 shares of restricted stock in December of 2010 and 112,500 options in December 2010. Mr. Macricostas declined a salary increase recommended by the Compensation Committee in December 2010.

2010 COMPENSATION DECISIONS

On December 21, 2009, the Compensation Committee awarded Dr. Jeong 65,000 options; Mr. Smith 50,000 options; Dr. Progler 35,000 options; and Dr. Kirlin 35,000 options. On October 1, 2010, the Compensation Committee awarded Mr. Macricostas a cash bonus of $60,000; Dr. Jeong a cash bonus of $45,000; Mr. Smith a cash bonus of $40,000; Dr. Kirlin a cash bonus of $35,000 and Dr. Progler a cash bonus of $27,500. In December of 2010, the Compensation Committee awarded Dr. Jeong 16,250 shares of restricted stock and 32,400 options; Mr. Smith 12,500 shares of restricted stock and 25,000 options; Dr. Kirlin 10,000 shares of restricted stock and 20,000 options and Dr. Progler 8,750 shares of restricted stock and 17,500 options. The awards were based on recommendations of the Chief Executive Officer.

When determining 2010 compensation the Compensation Committee considered the overall performance of the Company, the Named Executive Officer’s role in that performance, the compensation previously received by the Named Executive Officers and the compensation of similarly situated executive officers working for peer group companies and also used a subjective approach when linking the performance of the Company and the Compensation of the Named Executive Officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in these Proxy Materials.

Respectfully submitted,

Walter M. Fiederowicz, Chairman
Joseph A. Fiorita, Jr.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid or accrued by the Company for services rendered for the three-year period ended October 31, 2010, to each of the individuals who served (i) as the Chief Executive Officer; (ii) Chief Financial Officer and (iii) the three other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (such executives are collectively referred to as the “Named Executives”).

SUMMARY COMPENSATION TABLE

								All
				Stock		Option		Other
Name and Principal		Salary	Bonus	Awards		Awards		Compensation		Total
Position	Year	($)(1)	($)	($)		($)		($)		($)
Soo Hong Jeong
Chief Operating Officer,	2010	386,640	45,000	0	(2)	193,245	(3)	153,256	(4)	778,141	(1)
President Asia Operations	2009	367,308		0		44,000		141,289		552,597
	2008	386,640		174,600		0		137,709		698,949

Peter S. Kirlin
Senior Vice President,	2010	280,000	35,000	0	(2)	104,055	(3)	17,600	(5)	436,655	(1)
US and Europe	2009	266,000		0		22,000		108,982		396,982
	2008	56,846		0		304,800		46,823		408,469

Constantine S. Macricostas
Chairman, Chief Executive	2010	600,000	60,000	0	(2)	668,925	(3)	923	(6)	1,329,848	(1)
Officer and President	2009	516,923		0		132,000		16,224		665,147
	2008	322,500		60,600		0		2,849		385,949

Christopher J. Progler
Vice President,	2010	243,000	27,500	0	(2)	104,055	(3)	16,860	(7)	391,415	(1)
Chief Technology Officer	2009	230,849	7,500	0		22,000		14,170		274,519
	2008	243,000		116,400		0		17,186		376,586

Sean T. Smith
Senior Vice President,	2010	300,438	40,000	0	(2)	148,650	(3)	8,900	(8)	497,988	(1)
Chief Financial Officer	2009	285,415	15,000	0		28,600		5,081		334,096
	2008	300,438		145,500		0		8,455		454,393

(1)	The Named Executives did not receive merit increases for fiscal 2010.
2009 salary reflects a 10% reduction in pay implemented for two quarters of fiscal 2009

(2)	The amount shown in the “Stock Awards” column represents the aggregate grant date fair value of the awards granted during each of the applicable fiscal years computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of options granted in fiscal 2010 see Note 10 “Share-based Compensation” in the Notes to Consolidated Financial Statements included on our Annual Report on Form 10-K for fiscal 2010.

(3)	The amount shown in the “Option Awards” column represents the aggregate grant date fair value of the awards granted during each of the applicable fiscal years computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of options granted in fiscal 2010 see Note 10 “Share-based Compensation” in the Notes to Consolidated Financial Statements included on our Annual Report on Form 10-K for fiscal 2010.

(4)	Represents $53,256 that Dr. Jeong receives as tuition reimbursement for his children’s education and $100,000 per year paid by the Company to Dr. Jeong’s retirement fund.

(5)	Represents $12,000 car allowance and $5,600 matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

(6)	Represents $923 for personal use of a Company car.

(7)	Represents $12,000 car allowance and $4,860 for matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

(8)	Represents $3,076 for personal use of a Company car and $5,824 matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

GRANT OF PLAN-BASED AWARDS TABLE

			Grant Date Fair
		All Other Stock	Value of Stock and
		Awards: Number of	Option Awards
Name	Grant Date	Shares of Stock(1)	$
Soo Hong Jeong	12/21/2009	65,000	193,245
Peter S. Kirlin	12/21/2009	35,000	104,055
Constantine S. Macricostas	12/21/2009	225,000	668,925
Christopher J. Progler	12/21/2009	35,000	104,055
Sean T. Smith	12/21/2009	50,000	148,650

(1)	The number of shares of common stock underlying each option is equal to such number of options. The exercise price of each option awarded is $4.42.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OCTOBER 31, 2010

Name	Option Awards						Stock Awards

									Market
								No. of	Value
								Shares	of
								or	Shares
								Units	or
		No. of		No. of				of	Units of
		Securities		Securities				Stock	Stock
		Underlying		Underlying				That	That
		Unexercised		Unexercised		Option		Have	Have
		Options		Options		Exercise	Option	Not	Not
		(#)		(#)		Price	Expiration	Vested	Vested
	Grant Date	Exercisable		Un-exercisable		($)	Date	(#)	($)
(a)		(b)		(c)		(d)	(e)	(f)	(g)
Soo Hong Jeong	12/9/2002	10,002	(1)	0		12.93	12/09/2012
	2/17/2004	15,000	(1)	0		19.58	2/17/2014
	1/17/2005	125,000	(1)	0		14.56	1/17/2015
	6/2/2006	90,000	(1)	0		17.02	6/02/2016
	11/10/2008	25,000		75,000	(2)	0.76	11/10/2018
	12/21/2009	0		65,000	(2)	4.42	12/21/2019
	6/2/2006							15,000 (3)	94,350
	1/21/2008							7,500 (4)	47,175

Peter S. Kirlin	8/29/2008	40,000		40,000	(2)	3.27	8/29/2018
	11/10/2008	0		37,500	(2)	0.76	11/10/2018
	12/21/2009	0		35,000	(2)	4.42	12/21/2019

Constantine S. Macricostas	12/4/2000	68,000	(1)	0		16.13	12/4/2010
	12/3/2001	60,000	(1)	0		26.95	12/3/2011
	7/10/2002	20,000	(1)	0		15.90	7/10/2012
	2/17/2004	5,000	(1)	0		19.58	2/17/2014
	1/17/2005	25,000	(1)	0		14.56	1/17/2015
	2/14/2005	5,000	(1)	0		16.65	2/14/2015
	11/10/2008	75,000		225,000	(2)	0.76	11/10/2018
	12/21/2009			225,000	(2)	4.42	12/21/2019

Christopher J. Progler	12/3/2001	12,500	(1)	0		26.95	12/3/2011
	7/10/2002	3,750	(1)	0		15.90	7/10/2012
	12/9/2002	2,368	(1)	0		12.93	12/09/2012
	1/17/2005	35,000	(1)	0		14.56	1/17/2015
	6/2/2006	80,000	(1)	0		17.02	6/02/2016
	11/10/2008	0		37,500	(2)	0.76	11/10/2018
	12/21/2009	0		35,000	(2)	4.42	12/21/2019
	6/2/2006							15,000 (3)	94,350.00
	1/21/2008							5,000 (4)	31,450.00

Sean T. Smith	12/3/2001	4,401	(1)	0		26.95	12/3/2011
	12/3/2001	8,099	(1)	0		26.95	12/3/2011
	7/10/2002	17,758	(1)	0		15.90	7/10/2012
	7/10/2002	7,242	(1)	0		15.90	7/10/2012
	12/9/2002	10,450	(1)	0		12.93	12/9/2012
	1/17/2005	75,000	(1)	0		14.56	1/17/2015
	6/2/2006	90,000	(1)	0		17.02	6/2/2016
	11/10/2008	0		48,750	(2)	0.76	11/10/2018
	12/21/2009	0		50,000	(2)	4.42	12/21/2019
	6/2/2006							20,000 (3)	125,800.00
	1/21/2008							6,250 (4)	39,312.50

(1)	The options are fully vested and exercisable.

(2)	The options vest 25% over 4 years on the anniversary date of the grant.

(3)	Represents restricted stock award which vests 12.5% over 8 years on the anniversary date of the grant.

(4)	Represents restricted stock award which vests 25% over 4 years on the anniversary date of the grant.

OPTION EXERCISES AND STOCK VESTED
FISCAL YEAR ENDED OCTOBER 31, 2010

	Option Awards		Stock Awards

	No. of		No. of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Soo Hong Jeong	0	0	7,500	33,900

Peter S. Kirlin	12,500	47,456	0	0

Constantine S. Macricostas	0	0	0	0

Christopher J. Progler	12,500	46,249	6,250	28,950

Sean T. Smith	16,250	60,822	8,125	37,775

PENSION BENEFITS

The Company does not have a Defined Pension Plan for which the Named Executive Officers participate.

CERTAIN AGREEMENTS

Mr. Constantine Macricostas, Chairman of the Board of the Company and the Company entered into a 7 year consulting agreement dated July 11, 2005. Mr. Macricostas became Interim Chief Executive Officer on July 20, 2008 and became an employee of the Company on November 10, 2008. Mr. Macricostas became Chief Executive Officer and President on April 3, 2009. Mr. Macricostas receives a base salary of $600,000 as Chief Executive Officer. The consulting agreement between the Company and Mr. Macricostas was suspended for the period of time that Mr. Macricostas is an employee of the Company; however the term of the consulting agreement will be extended for the period of time that Mr. Macricostas is Chief Executive Officer and an employee of the Company. The Company also provides Mr. Macricostas with supplemental health insurance, provided the premiums do not exceed $15,000 per year and use of an automobile owned by the Company. In fiscal 2008, the Company paid Mr. Macricostas pursuant to his consulting agreement and as an employee.

On August 24, 2001, the Company and Dr. Jeong entered into a 5 year employment agreement (the “Employment Agreement”). The Employment Agreement was subsequently amended on March 18, 2004, November 28, 2005, June 9, 2006, December 29, 2006, October 28, 2007, November 10, 2008 and January 6, 2010. As amended on January 6, 2010, the Employment Agreement will expire on October 26, 2010. Pursuant to the terms of the June 9, 2006 amendment, Dr. Jeong’s annual salary was increased to US $321,840 per year. Dr. Jeong will also receive US $64,800 for US related responsibilities and a contribution to his Korean retirement fund of US $100,000 per year. Dr. Jeong is also eligible for a bonus of an amount equal to 100% of his annual salary subject to achieving certain business objectives. This bonus will include the statutory annual two-month bonus in Korea. Dr. Jeong received a bonus for fiscal 2010 of US $45,000. As is customary in Korea, Dr. Jeong is also provided with tuition reimbursement of US $53,256 per year for his children’s education. During the term of his Employment Agreement and for a period of 2 years thereafter, Dr. Jeong has agreed not to engage in any activity that competes with the Company or a subsidiary of the Company. In the event that Dr. Jeong is terminated without cause, he will be entitled to receive no less than 1 year of his salary. Additionally, in the event that Dr. Jeong either voluntarily or involuntarily leaves the Company, he will be entitled to a severance payment from PK, Ltd (“PKL”). The severance payment will be calculated using a formula based on his rank at PKL, salary and years of service with PKL.

Dr. Kirlin and the Company entered into a 3 year employment agreement dated May 21, 2010. The agreement provided for a base salary of $280,000. The Compensation Committee or the Board of Directors will review Dr Kirlin’s base salary from time to time in accordance with normal business practices of the Company and as a result of such review may increase the base salary. Dr. Kirlin’s current base salary is $320,000. Dr.Kirlin did not receive a merit increase for fiscal 2010. Dr. Kirlin received a bonus of $35,000 in fiscal 2010. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Dr. Kirlin is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Dr. Kirlin is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Dr. Kirlin resigns for “good reason” (good reason being defined as the relocation of the Company’s principal executive offices outside the United States without Dr. Kirlin’s consent or any reduction in his salary, or health benefits without Dr. Kirlin’s consent), Dr. Kirlin will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments for 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Dr. Kirlin’s stock options or similar rights will become immediately vested. The agreement also provides that the Company will pay Dr. Kirlin a “gross up amount” under certain circumstances if taxes are imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Dr. Kirlin has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

Mr. Smith and the Company entered into a 3 year employment agreement dated February 20, 2003. The agreement as of February 2003 provided for a base salary of $210,000. The Compensation Committee or the Board of Directors will review Mr. Smith’s base salary from time to time in accordance with normal business practices of the Company and as a result of such review may increase the base salary. Mr. Smith’s current base salary is $360,000. Mr. Smith did not receive a merit increase for fiscal 2010. Mr. Smith received a bonus of $40,000 in fiscal 2010. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Mr. Smith is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Mr. Smith is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Mr. Smith resigns for “good reason” (good reason being defined as the relocation of the Company’s principal executive offices outside the United States without Mr. Smith’s consent or any reduction in his salary, or health benefits without Mr. Smith’s consent), Mr. Smith will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments for 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Mr. Smith’s stock options or similar rights will become immediately vested. The agreement also provides that the Company will pay Mr. Smith a “gross up amount” under certain circumstances if taxes are imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Mr. Smith has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

Dr. Progler and the Company entered into a 3 year employment agreement dated September 10, 2007. The agreement provides for a base salary of $243,000 per year. The Compensation Committee or the Board of Directors will review Dr. Progler’s base salary from time to time in accordance with normal business practices of the Company and as a result of such review may increase the base salary. Dr. Progler’s current base salary is $285,000. Dr. Progler did not receive a merit increase in fiscal 2010. Dr. Progler received a bonus of $27,500 in fiscal 2010. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Dr. Progler is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Dr. Progler is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Dr. Progler resigns for “good reason” (good reason being defined as the relocation of the Company’s principal executive offices outside the United States without Dr. Progler’s consent or any reduction in his salary, or health benefits without Dr. Progler’s consent), Dr. Progler will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments for 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Dr. Progler’s stock options or similar rights will become immediately vested. The agreement also provides that the Company will pay Dr. Progler a “gross up amount” under certain circumstances if taxes are imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Dr. Progler has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

EQUITY COMPENSATION PLAN INFORMATION

	No. of		No. of Shares
	Shares to be issued upon	Weighted-average	remaining available
	exercise of outstanding	exercise price	for future issuance
	options, warrants and	of outstanding options,	under equity compensation plans
	rights	warrants, and rights	(excluding securities
Plan Category	(a)	(b)	reflected in column (a))
Equity Compensation Plan	4,128,811	8.94	3,605,072 (1)
Approved by Shareholders

Equity Compensation	0	0	0
Plans Not Approved by
shareholders

Total	4,128,811	8.94	3,605,072

(1)	Represents 3,439,874 shares of Photronics Common Stock issuable pursuant to future issuance under the Company’s 2007 Long Term Equity Incentive Plan (the “LTEIP”) and 165,198 shares available under the Company’s Employee Stock Purchase Plan. The LTEIP was approved by the Company’s shareholders at the March 30, 2007 Annual Meeting. 3 million shares were originally approved under the LTEIP and an additional 3 million shares was approved at the 2010 Annual Meeting of Shareholders. No further grants can be made from any of the Company’s previous stock option plans.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Dr. Kirlin, Dr. Progler and Mr. Smith are subject to Employment Agreements with the Company that provide for severance payments in the event of termination by the Company without cause, termination upon a change of control or resignation by the Named Executive Officer with good reason. Dr. Jeong is also subject to an employment agreement with the Company; however, Dr. Jeong’s agreement does not provide for severance in the event of a change in control. Dr. Jeong is entitled to a severance payment under the terms of PK, Ltd’s retirement plan which will be calculated using a formula based on his current rank at the time of termination, salary and years of service with PK, Ltd. Dr. Jeong also has access to a Korean retirement account and the Company makes a payment of U.S. $100,000 into this account every year. The employment agreements are further described above under the caption Certain Agreements.

Mr. Macricostas does not have an employment agreement with the Company and therefore is not contractually entitled to severance payments in the event of termination by the Company without cause, termination upon a change of control or resignation with good reason.

The table below was prepared as if the Named Executives employment was terminated as of October 29, 2010, the last business day of our 2010 fiscal year, and if applicable, a change of control occurred on the same date. The table also utilizes the closing share price of Photronics Common Stock as of October 29, 2010.

	Severance Payment	Benefit Plans	Options	Restricted	Excise Tax	Total
Name	($)(1)	($)(2)	($)(3)	Stock ($)(4)	Gross up ($)	($)
Soo Hong Jeong (5)
Termination without cause	386,640	16,800			0	403,440

Sean T. Smith
Termination without cause or	300,438	16,800			0	317,238
resignation for good reason
Termination upon change of	450,657	16,800	363,088	165,113	0	995,658
control

Christopher J. Progler
Termination without cause or	243,000	16,800			0	259,800
resignation for good reason
Termination upon change of	364,500	16,800	272,825	125,800	0	779,925
control

Peter S. Kirlin
Termination without cause	280,000	16,800			0	296,800
Termination upon change of	420,000	16,800	514,425		0	951,225
control

1.	Assumes no bonus will be paid as part of the severance payment. The calculation was based on base salary for fiscal 2010.

2.	Assumes a payment of $1,400 per month for COBRA premiums for 12 months.

3.	The value of options assumes all outstanding option awards that are in the money and as of October 29, 2010, were immediately vested upon the change of control, regardless of whether termination of employment, for any reason has occurred, as provided under the Company’s stock incentive plans. The amount is calculated by multiplying the amount of options granted by the closing price on the date of grant and then deducting that number from the number of options granted multiplied by the closing share price on October 29, 2010. The closing price on the date of grant was $3.27 for the award granted on August 20, 2008, $0.76 for the award granted on November 10, 2008 and $4.42 for the award granted on December 21, 2009. The closing price on October 29, 2010 was $6.29.

4.	The value of restricted stock assumes all outstanding awards as of October 29, 2010, were immediately vested upon the change of control, regardless of whether termination of employment, for any reason has occurred, as provided under the Company’s stock incentive plans. In the case of restricted stock the value is based on the number of outstanding shares that would not ordinarily have vested on October 29, 2010, multiplied by $6.29, the applicable closing share price on that date.

5.	The amounts set forth above do not include the severance available to Dr. Jeong pursuant to the PKL severance pay system.

DIRECTORS’ COMPENSATION

Directors who are not employees of the Company received an annual retainer of $25,000, in addition to a fee of $2,500 for each director’s meeting attended in fiscal 2010.

Prior to 2006, non-employee directors also received stock options as part of their annual compensation; however, in 2006, this practice ceased and the directors were only awarded restricted stock. Annual grants are generally made on the first Board meeting of the Company’s fiscal year. For fiscal 2010, options were once again granted and each Director received stock option awards of 15,000 per member plus an additional 20,000 was awarded to each Executive Committee member. The restrictions on the option awards generally lapse quarterly over the one-year service period.

Directors who are also employees of the Company are not compensated for serving on the Board.

For fiscal 2010, the Chairman of the Audit Committee received an additional annual retainer of $40,000 and the Vice Chairman received an additional annual retainer of $10,000. In fiscal 2010, the other member of the Audit Committee received an additional annual retainer of $10,000. Members of the Audit Committee receive a per diem payment of $1,250 for travel in connection with the Audit Committee and for Board of Director assignments. The Chairman of the Compensation Committee receives an additional annual retainer of $25,000 and the Vice Chairman of the Compensation Committee receives an additional annual retainer of $5,000. Members of the Executive Committee (excluding the Chief Executive Officer) received an additional retainer of $30,000 each. From time to time, management may request the involvement of one or more directors outside of board meetings in connection with the development or consideration of strategic initiatives. The directors will earn an additional $2,500 per diem pro rated fee for the time devoted to such matters.

For fiscal 2011, Directors who are not employees of the Company will receive an annual retainer of $25,000, in addition to a fee of $3,500 for each director’s meeting attended in fiscal 2011. On December 10, 2010 (the Company’s fiscal 2011) each non-employee Director was granted 8,000 shares of restricted stock for fiscal 2011 plus an additional 10,000 shares was awarded to each Executive Committee member (excluding the Chief Executive Officer).

DIRECTOR COMPENSATION TABLE

	Fees Earned
	or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)	($)(1)	($)
Walter M. Fiederowicz	102,500(2)	0	103,950(3)	206,450

Joseph A. Fiorita	112,500(4)	0	103,950(5)	216,450

George Macricostas	37,500(6)	0	44,550(7)	82,050

Willem D. Maris	37,500(8)	0	44,550(9)	82,050

Mitchell G. Tyson	47,500(10)	0	44,550(11)	92,050

1.	The amount shown in the “Option Awards” column represents the aggregate grant date fair value of the awards granted during each of the applicable fiscal years computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of options granted in fiscal 2010 see Note 10 “Share-based Compensation” in the Notes to Consolidated Financial Statements included on our Annual Report on Form 10-K for fiscal 2010.

2.	Represents $25,000 as an annual retainer, $25,000 as Chairman of the Compensation Committee; $30,000 as a member of the Executive Committee; $10,000 as Vice Chairman of the Audit Committee; and $12,500 for meeting fees (5 meetings at $2,500 per meeting).

3.	Represents 35,000 options granted on December 21, 2009. Half of the options granted vest on the first anniversary of the date of grant and the remaining options vest equally over the next three years.

4.	Represents $25,000 as an annual retainer, $40,000 as Chairman of the Audit Committee; $5,000 as Vice Chairman of the Compensation Committee and $30,000 as a member of the Executive Committee and $12,500 for meeting fees (5 meetings at $2,5000 per meeting)

5.	Represents 35,000 options granted on December 21, 2009. Half of the options granted vest on the first anniversary of the date of grant and the remaining options vest equally over the next three years.

6.	Represents $25,000 as an annual retainer and $12,500 for meeting fees (5 meetings at $2,500 per meeting)

7.	Represents 15,000 options granted on December 21, 2009. Half the options granted vest on the first anniversary of the date of grant and the remaining options vest equally over the next three years.

8.	Represents $25,000 as an annual retainer and $12,500 for meeting fees (5 meetings at $2,500 per meeting)

9.	Represents 15,000 options granted on December 21, 2009. Half the options granted vest on the first anniversary of the date of grant and the remaining options vest equally over the next three years.

10.	Represents $ 25,000 as an annual retainer and $10,000 as a member of the Audit Committee and $12,500 for meeting fees (5 meetings at $2,500 per meeting)

11.	Represents 15,000 options granted on December 21, 2009. Half the options granted vest on the first anniversary of the date of grant and the remaining options vest equally over the next three years.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2010, no members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. During fiscal 2010, no executive officers of the Company served on the Compensation Committee or the Board of Directors of another entity whose executive officers served on the Company’s Compensation Committee.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“D&T”), independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 30, 2011. We are asking you to ratify this selection at the meeting.

A representative of D&T will attend the meeting to answer appropriate questions and may make a statement.

Approval of this proposal to ratify the appointment of D&T requires a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” this proposal to ratify the selection of D&T as independent auditors for Photronics, Inc. and its subsidiaries for the fiscal year ending October 30, 2011.

PROPOSAL 3
APPROVAL OF THE 2011 EXECUTIVE INCENTIVE COMPENSATION PLAN
(The proposed plan is attached at the end of this Proxy Statement)

The Company is asking stockholders to approve the 2011 Executive Incentive Compensation Plan (the “2011 Executive Incentive Plan”). The Board of Directors believes that it is in the best interest of the Company and the stockholders to adopt a plan that provides for incentive compensation in the form of an annual bonus to key executives responsible for the success of the Company and that can help to attract and retain outstanding executives. Compensation payable under the 2011 Executive Incentive Plan is based on annual corporate performance.

Stockholder approval of the 2011 Executive Incentive Plan is necessary for the Company to meet the requirements for tax deductibility under Section 162(m) of the Code for incentive compensation in the form of an annual bonus to key executives responsible for the success of the Company. The 2011 Executive Incentive Plan is designed so that all compensation payable thereunder will be fully deductible. The 2011 Executive Incentive Plan is effective as of April 4, 2011. If the stockholders fail to approve the 2011 Executive Incentive Plan, certain awards under the 2011 Executive Incentive Plan may not qualify as performance-based compensation and, in some circumstances, the Company may be denied a business expense deduction for compensation paid under the 2011 Executive Incentive Plan.

The following summary of the material features of the 2011 Executive Incentive Plan is qualified in its entirety by the terms of the 2011 Executive Incentive Plan which is attached to this Proxy Statement as Appendix B.

Eligibility

Participation in the 2011 Executive Incentive Plan will be limited to key employees of the Company designated by the Chief Executive Officer of the Company and the Compensation Committee of the Board (the “Committee”).

Plan Administration

The 2011 Executive Incentive Plan will be administered by the Committee, which has full power and authority to determine which key employees of the Company will receive awards under the 2011 Executive Incentive Plan, to set performance goals and bonus targets as of the commencement of any fiscal year, to interpret and construe the terms of the 2011 Executive Incentive Plan and to make all determinations it deems necessary in the administration of the 2011 Executive Incentive Plan, including any determination with respect to the achievement of performance goals and the application of such achievement to the bonus targets.

Bonus Formula

The 2011 Executive Incentive Plan is designed to pay an annual bonus based on predetermined percentages and the degree of achievement of predetermined performance goals with respect to specific business criteria. The 2011 Executive Incentive Plan sets out quantitative and qualitative categories of business criteria upon which performance goals will be based. The business criteria measures within each category are assigned weightings based upon their relative degree of importance as determined by the Committee.

In the quantitative category, one or more of the following business criteria may be used as performance measures: (i) net sales, (ii) operating income, (iii) net income, (iv) earnings per share of common stock (fully diluted), (v) cash flow generation, (vi) working capital, (vii) return on invested capital, (viii) return on equity and (ix) debt reduction. Quantitative criteria used to measure the performance of a participant employed in a business unit (i.e., subsidiary or division) of the Company may be based in whole or in part on results for the fiscal year of such business unit. In the qualitative category, the business criteria relate to objective individual performance, taking into account individual goals and objectives.

The performance goals with respect to each category of business criteria are established by the Committee within 90 days of the commencement of each fiscal year. In addition, within 90 days of the commencement of each fiscal year, a performance threshold for each performance goal is established with respect to each participant, representing the minimum level of achievement that the participant must attain in order to receive a bonus under the Annual Plan.

Bonus Targets

Annual bonus targets are either expressed as a percentage of current salary or a fixed monetary amount with respect to each category of business criteria applied. The Committee determines the target percentages or amounts annually for each individual participating in the 2011 Executive Incentive Plan within 90 days of the commencement of the fiscal year.

Bonus Payments

At the end of any fiscal year for which a bonus may be earned, the Committee determines each participant’s level of achievement of the performance goals. The percentage of achievement is then applied to the bonus targets to determine the amount of bonus for each participant.

Termination and Amendment

The Committee may amend or terminate the 2011 Executive Incentive Plan at any time, provided that no amendment will be effective prior to approval by the Company’s stockholders to the extent such approval is required to preserve deductibility of compensation paid pursuant to the Annual Plan under Section 162(m) of the Code or otherwise required by law.

Deductibility of Executive Compensation

Section 162(m) of the Code limits to $1 million a year the deduction that a publicly held corporation may take for compensation paid to each of its chief executive officer and four other most highly compensated employees unless the compensation is “performance-based.” Performance-based compensation must be based on the achievement of pre-established, objective performance goals under a plan approved by stockholders. The 2011 Executive Incentive Plan and awards granted thereunder are intended to constitute “performance-based compensation” within the meaning of Section 162(m).

Recommendation

The Board of Directors believes that the approval of the 2011 Executive Incentive Plan is in the best interests of the Company and its stockholders. If the 2011 Executive Incentive Plan is approved, then certain awards under the 2011 Executive Incentive Plan will qualify for tax deductibility under Section 162(m) of the Code and the Company will be allowed to take a business expense deduction for such compensation paid under the 2011 Executive Incentive Plan.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE 2011 EXECUTIVE
INCENTIVE PLAN DESCRIBED ABOVE AND RECOMMENDS THAT YOU VOTE “FOR” THE
2011 EXECUTIVE INCENTIVE PLAN AS PROPOSED.

PROPOSAL 4
TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Act, we are asking our shareholders to provide advisory approval of the compensation of our named executive officers, as we have described it in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 11. While this vote is advisory, and not binding on the Company, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices which the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal 2011 and beyond. For the reasons stated below, we are requesting your approval of the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The compensation of our Named Executive Officers and our compensation philosophy policies are comprehensively described in the Compensation Discussion and Analysis, and the accompanying tables (including all footnotes).

The Executive Compensation Committee designs our compensation policies for our Named Executive Officers to create executive compensation arrangements that are competitive, align pay with creating shareholder value and balance compensation risk appropriately in the context of the Company’s business strategy. Based on its review of the total compensation of our named executive officers for fiscal year 2010, the Executive Compensation Committee believes that the total compensation for each of the Named Executive Officers is reasonable and effectively achieves the designed objectives of driving Company performance, attracting, retaining and motivating our people, aligning our executives with shareholders’ long-term interests and discourage excessive risk taking.

Neither the approval nor the disapproval of this resolution will be binding on us or the Board of Directors or will be construed as overruling a decision by us or the Board of Directors. Neither the approval nor the disapproval of this resolution will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVING THE
COMPENSATION OF OUR EXECUTIVE OFFICERS

PROPOSAL 5
TO RECOMMEND, BY NON-BINDING VOTE, THE FREQUENCY OF EXECUTIVE
COMPENSATION VOTES

In addition to the advisory approval of our executive compensation program, the Dodd-Frank Act requires and we are also seeking a non-binding determination from our shareholders as to the frequency with which shareholders would have an opportunity to provide an advisory approval of our executive compensation. We are providing shareholders the option of selecting the frequency of one, two, or three years or abstaining. For the reasons set forth below, we recommend that our shareholders select a frequency of three years, or a triennial vote.

Our executive compensation program is designed to support long term value creation and a triennial vote will allow shareholders to better understand our executive compensation program in relation to our performance. Because of the timing required to implement any decisions related to input received from shareholders, a triennial vote is the appropriate frequency to provide the Compensation Committee with sufficient time to thoroughly consider shareholders input and to implement any appropriate changes.

We therefore request that our shareholders select “Three Years” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our board of directors will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

OUR BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS SELECT “THREE YEARS”
ON THE PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON
EXECUTIVE COMPENSATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has an operating policy the purpose of which is to ensure that contracts with entities in which any director, officer or other member of management has a financial interest are competitively priced and commercially reasonable. Under the policy, any such contract must be reviewed and approved in advance by the Audit Committee, the Chief Executive Officer and Chief Financial Officer of the Company and the Company will obtain independent assessment of the commercial reasonableness of the contract as considered necessary.

The Company believes that the terms of the transactions described below with affiliated persons were negotiated at arm’slength and were no less favorable to the Company than the Company could have obtained from non-affiliated parties.

The Company is a party to a long-term service contract entered into in 2002 pursuant to which it outsources the administration of its global wide area network and related communication services to RagingWire Enterprise Solutions, Inc. (“RagingWire”), a supplier of secure data center facilities and managed information technology services, located in Sacramento, California. Constantine Macricostas is a founder, majority shareholder and the Chairman of the Board of Directors of RagingWire, and his son, George Macricostas is the Chief Executive Officer, Vice Chairman of the Board and founder of RagingWire. The decision to pursue an outsourced solution to satisfy the Company’s network and communication needs was made by management, and the Company obtained bids from and reviewed the service offerings of six other global and regional vendors before RagingWire was selected as the most favorably priced solution for its service offerings. During the 2010 fiscal year, the Company incurred expenses of $2.6 million for services provided to the Company by RagingWire. As of October 31, 2010, the Company had contracted with this service provider through 2013 for a cost of approximately $4.9 million.

Dr. Soo Hong Jeong, Chief Operating Officer of the Company, who also serves as the Chairman, Chief Executive Officer and President of the Company’s majority held subsidiary in Korea, PK Ltd. (“PKL”) is also a significant shareholder of S&S Tech which serves as a supplier of photomask blanks to the Company. In fiscal 2010, the Company purchased $21.9 million of photomask blanks from S&S Tech of which $4.3 million was owed to S&S Tech as of October 31, 2010.

OTHER MATTERS

As of the date of this proxy statement the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this proxy statement. If any other matters properly come before the Annual Meeting the persons named in the proxy will act in respect thereof in accordance with their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file an initial report of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the last fiscal year, all filing requirements applicable to its executive officers, directors and ten percent shareholders were satisfied.

FORM 10-K AND ADDITIONAL INFORMATION

The Company’s annual report filed with the SEC on Form 10-K for the year ended October 31, 2010, which includes audited financial statements and financial statement schedules, will be furnished, free of charge, on written request directed to the Secretary, Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804 (203-775-9000).

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure approved by the SEC called “householding” which will reduce our printing costs and postage fees. Under this procedure, multiple shareholders residing at the same address will receive a single copy of the annual report and proxy statement unless the shareholder notifies the Company that they wish to receive individual copies. Shareholders may revoke their consent to householding at any time by contacting Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. The Company will remove you from the householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document.

SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the Company’s proxy statement for the 2012 Annual Meeting of Shareholders must be received by the Company no later than October 29, 2011 and must meet certain requirements of applicable laws and regulations in order to be considered for possible inclusion in the proxy statement for that meeting. In addition, for shareholder proposals to be presented at the 2012 Annual Meeting of Shareholders without inclusion in the Company’s proxy statement for that year, notice of such proposal must be received by the Company no later than January 14, 2012 to prevent the Company from being able to exercise its discretionary voting authority with respect to that proposal (subject to the rights of the Company and the proponent contained in the federal proxy rules). Proposals may be mailed to Photronics, Inc. to the attention of the Assistant Secretary, 15 Secor Road, Brookfield, Connecticut 06804.

SOLICITATION OF PROXIES AND COSTS THEREOF

This proxy solicitation is being made by the Board of Directors of the Company and the cost of such solicitation of proxies will be borne by the Company. In addition, employees of the Company, without extra remuneration, may solicit proxies personally or by telephone or cable. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

February 25, 2011

PHOTRONICS, INC.

2011 EXECUTIVE INCENTIVE COMPENSATION PLAN

          Effective November 1, 2010, the Board of Directors of Photronics, Inc. (“Photronics”) adopted this 2011 Executive Incentive Compensation Plan (the “Plan”), subject to the approval of the stockholders of Photronics in accordance with the requirements of Section 162(m) of the Code, and other applicable requirements.

ARTICLE I

PURPOSE OF PLAN

          The purpose of the Plan is to: (i) attract, retain and motivate employees by providing incentives and rewards to Eligible Employees dependent upon the financial success of Photronics and its Subsidiaries (collectively, the “Company”); and (ii) make the Company’s compensation program competitive with those of other major employers. The Company intends that certain compensation payable under the Plan will constitute “qualified performance-based compensation” under Section 162(m) of the Code. The Plan shall be administratively interpreted and construed in a manner consistent with such intent.

ARTICLE II

DEFINITIONS

     2.1 “Applicable Employee Remuneration” shall have the meaning given to such term in Section 162(m) (4) of the Code.

     2.2 “Award” shall mean the amount of the payment under the Plan payable to a Participant for a Performance Period.

     2.3 “Base Pay” shall mean, for any Eligible Employee, the salary range midpoint of such employee’s salary grade or, if so specified by the Compensation Committee, compensation reasonably equivalent thereto as determined by the Compensation Committee.

     2.4 “Beneficiary” shall mean a Participant’s deemed beneficiary pursuant to Article VIII.

     2.5 “Board” shall mean the Board of Directors of Photronics.

     2.6 “CEO” shall mean the Chief Executive Officer, of Photronics.

     2.7 “Code” shall mean the Internal Revenue Code of 1986, as amended.

     2.8 “Compensation Committee” shall mean the Compensation Committee of the Board. Any action which may be taken by the Compensation Committee may be taken by the Board.

     2.9 “Covered Employee” shall have the meaning given to such term in Section 162(m)(3) of the Code; provided, however, that an employee will be considered a Covered Employee for purposes of the Plan only if his or her Applicable Employee Remuneration for the relevant Year is expected to exceed $1,000,000.

     2.10 “Department” shall mean Photronics’ Corporate Human Resources Department.

     2.11 “Detrimental Conduct” shall mean activities which have been, are or would reasonably be expected to be detrimental to the interests of the Company, as determined in the sole and good faith judgment of the Compensation Committee. Such activities include, but are not limited to, gross neglect or willful and continuing refusal by the Participant to substantially perform his or her duties or responsibilities for or owed to the Company, unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company, failure to cooperate in any investigation or legal proceeding, or misappropriation of property.

     2.12 “Eligible Employee” shall mean each executive of the Company who is an Executive Officer or any other key employee who is selected by the Compensation Committee to participate in the Plan.

     2.13 “Executive Officer” shall mean any employee of the Company who, at the relevant time, is required to file beneficial ownership reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and rules thereunder.

     2.14 “Financial Criteria” shall mean: (i) earnings or earnings per share; (ii) stockholder return; (iii) return on capital, investment, or stockholders’ equity; (iv) cash flow or throughput; (v) EBIT or EBITDA; (vi) return on assets employed; (vii) gross margin; (viii) operating profit; (ix) working capital; (x) market share; (xi) net worth; (xii) inventory turnover; (xiii) completion of significant projects or implementation of significant new processes; and (xiv) achievement of strategic milestones.

     2.15 “Line of Business” or “LOB” shall mean any of the Company’s business segments or designated business units.

     2.16 “Participant” shall mean an Eligible Employee who has satisfied the requirements for participation in the Plan as set forth in Article IV.

     2.17 “Performance Measures” shall mean one or more Financial Criteria, which may be applied with respect to an individual Participant or the Company’s consolidated performance, and which may be measured on an absolute, adjusted or relative basis (including comparisons of results for the Performance Period either to results for a prior Performance Period or to the Company’s business plan or forecast for the Performance Period).

     2.18 “Performance Period” shall mean a Year or such greater or lesser period of time, as determined by the Compensation Committee, over which a Participant’s Performance Threshold is to be achieved. The Performance Period need not be identical for all Awards. Within one Year, the Compensation Committee may establish multiple Performance Periods.

     2.19 “Performance Threshold” shall mean the percentage determined by the Compensation Committee for each Performance Period, representing the minimum level of achievement of Participants’ respective Performance Goals for the Performance Period that each Participant must attain to be entitled to an Award for such Performance Period.

     2.20 “Subsidiary” shall mean a company of which more than 50 percent of the outstanding capital is owned, directly or indirectly, by Photronics.

     2.21 “Year” shall mean the fiscal year.

ARTICLE III

ADMINISTRATION

     3.1 Administration. Except as otherwise provided herein, the Plan shall be administered by the Compensation Committee. The Compensation Committee shall have full and sole power and discretionary authority to make all determinations hereunder, select Participants and determine the extent and terms of their participation in the Plan, construe and interpret the Plan, establish and amend regulations to further the purposes of the Plan, and take any other action necessary, appropriate or expedient to administer and implement the Plan.

     3.2 Human Resources Department. The Department or another corporate department designated by the Department shall: (i) in consultation with the CEO, formulate, review and make recommendations to the Compensation Committee regarding such changes in the Plan as it deems appropriate or the Compensation Committee may request; (ii) maintain records of Awards; (iii) prepare reports and provide data as required by the Compensation Committee and government agencies; (iv) obtain consents and approvals relating to the Plan as required by government agencies; and (v) take such other actions as may be necessary or appropriate or as may be requested by the Compensation Committee for the effective implementation and administration of the Plan.

     3.3 Performance Measures. The general parameters (such as milestones and related awards) of the Performance Measures shall be determined by the Compensation Committee. The Compensation Committee may consult with the CEO, consultants or any other advisors that the Compensation Committee deems appropriate or advisable in determining the Performance Measures. The specific Performance Measures and the related Performance Thresholds for Awards to the CEO and other Executive Officers who are Covered Employees shall be determined by the Compensation Committee.

     3.4 Binding Effect. Decisions, actions and interpretations by the Compensation Committee, the Department or management of the Company, regarding the Plan, pursuant to this Article III or as otherwise provided for herein, shall be final and binding upon all Participants and Beneficiaries.

ARTICLE IV

PARTICIPATION

          All Eligible Employees who have completed a minimum of three months of service shall be eligible for an Award. Except as otherwise provided in Article VII, Awards based on Performance Periods that are for a full Year and that are granted to Eligible Employees who have completed more than three months but less than 12 months of service during a Year will be prorated based upon the Employee’s length of service during the Year.

ARTICLE V

AWARDS

     5.1 Performance Period. Each Performance Period shall be the length of time determined by the Compensation Committee, but in no event shall a Performance Period be less than three months or greater than three years.

     5.2 Performance Thresholds. Within 90 days after the beginning of a Performance Period that is a full Year (or, if the Performance Period is shorter than one full Year, before 25 percent of the Performance Period has elapsed), the Compensation Committee shall establish (i) Performance Measures in writing for each Participant for such Performance Period, (ii) Performance Thresholds with respect to each Performance Measure representing a minimum level of achievement that the Participant must attain in order to receive an Award, (iii) either a percentage of Base Pay or a fixed monetary amount (i.e., a “maximum amount”) payable as an Award if the Participant achieves 100 percent of his or her Performance Measures, and (iv) a mathematical formula or matrix that weighs each Performance Measure and indicates the amount of the Participant’s Award if his or her level of achievement of such Performance Measures exceeds or falls short of the Performance Threshold determined pursuant to clause (ii) above, if applicable. Performance Measures, including Performance Thresholds and maximum amounts, established by the Compensation Committee for any Performance Period may differ among Participants.

     5.3 Determination of Awards. For each Performance Period, the specific determination as to whether and the extent to which Performance Measures, including Performance Thresholds, applicable to the Participants have been met shall be made by the Compensation Committee. No Award is payable until the Compensation Committee has certified that the Performance Measures have been met and the amount payable in respect of such Award. The Compensation Committee may decrease the aggregate amount awarded to any Participant for any Performance Period irrespective of whether the relevant Performance Measures, including Performance Thresholds, have been met.

     5.4 Maximum Award. The aggregate amount of any Award to any Participant for any Performance Period, as finally determined (or certified, as applicable) by the Compensation Committee, shall constitute the Participant’s Award for such Performance Period; provided, however, that his or her aggregate Award for any Year shall not exceed 65% of the Participant’s base salary for Photronics fiscal year during which such Performance Period ends.

          Change of Position during a Plan Year – was deleted

ARTICLE VI

PAYMENT OF AWARD

     6.1 Payment. The Awards for any Performance Period shall normally be certified during the 90 day period following the end of such Performance Period or as soon thereafter as is practicable under the circumstances. The Awards will be paid to the Participants in cash, or Company stock awards or a combination thereof no later than January 31st of each year.

     6.2 Deferral of Payment. The Compensation Committee reserves the right to defer and to allow Participants to defer payment of some or all Awards, in whole or in part, upon such terms and conditions as the Compensation Committee may determine, so long as such deferral would not trigger exercise tax under Section 409A of the Code. The Compensation Committee’s decision regarding the deferral of Awards shall be final and binding on all Participants and Beneficiaries.

     6.3 Subsidiaries’ Liability for Awards. Each Subsidiary shall be liable for paying Awards with respect to Participants who are employed by such Subsidiary.

     6.4 Detrimental Conduct. Notwithstanding anything contained herein to the contrary, if the Compensation Committee determines that a Participant has engaged in Detrimental Conduct, then the Compensation Committee shall have the right, in its sole and good faith judgment, to suspend (temporarily or permanently) the payment of an Award to such Participant, increase the Performance Measures applicable to an Award to such Participant, cancel an Award to such Participant, require the forfeiture of an Award to such Participant, or take any other actions in respect of an Award to such Participant.

     6.5 Withholding or Offset. The Company retains the right to deduct and withhold from any payments due hereunder all sums that it may be required or permitted to deduct or withhold pursuant to any applicable contract, statute, law, regulation, order or otherwise.

ARTICLE VII

TERMINATION OF EMPLOYMENT

          Notwithstanding any other provision of the Plan to the contrary, if a Participant’s employment with the Company is terminated for any reason (including a voluntary or involuntary termination or retirement) prior to the last day of a Performance Period, then such Participant shall not be entitled to an Award for such Performance Period; provided, however, that the Compensation Committee may direct payment of all or any part of an Award to any Participant who prior to such day retires, dies, becomes permanently disabled or otherwise becomes subject to special circumstances, so long as the Performance Thresholds applicable to his or her Performance Measures were achieved or exceeded; provided, further that the Compensation Committee may direct payment of an Award, prior to the last day of a Performance Period and regardless of whether Performance Thresholds are achieved, to a Participant, or his or her estate, in the event of the Participant’s termination of employment prior to the last day of the Performance Period due to the Participant’s death or disability during the Performance Period.

ARTICLE VIII

BENEFICIARY DESIGNATION

          The beneficiary or beneficiaries designated by a Participant or deemed to have been designated by a Participant under the Photronics 401(k) Plan (“Savings Plan”) shall be deemed to be a Participant’s Beneficiary. A deceased Participant’s unpaid Award shall be paid to his or her Beneficiary. For Participants who do not participate in the Savings Plan, the beneficiary or beneficiaries designated by a Participant or deemed to have been designated by a Participant under a Company sponsored life insurance program shall be deemed to be a Participant’s Beneficiary. A deceased Participant’s unpaid Award shall be paid to his or her Beneficiary at the same time the Award would otherwise be paid to the Participant. If a Participant does not participate in the Savings Plan or such insurance program, or if a Participant participates in the Savings Plan or such insurance program and has not designated or been deemed to have designated a beneficiary thereunder, then a deceased Participant’s unpaid Award shall be paid to the Participant’s estate. If a Beneficiary does not survive a Participant, then the deceased Participant’s unpaid Award shall be paid to the Participant’s estate. If the Beneficiary of a deceased Participant survives a Participant and dies before such Participant’s Award is paid, then such unpaid Award shall be paid to the Beneficiary’s estate.

ARTICLE IX

GENERAL PROVISIONS

     9.1 Awards Not Assignable. Nothing in this Plan shall be construed to give a Participant, Beneficiary, Participant’s estate or Beneficiary’s estate any right, title or interest in any specific asset, fund or property of any kind whatsoever owned by the Company or in which it may have any interest now or in the future, but each Participant, Beneficiary, Participant’s estate and Beneficiary’s estate shall have the right to enforce his, her or its claims against the relevant Subsidiary in the same manner as any unsecured creditor of the relevant Subsidiary. No Participant, Beneficiary, Participant’s estate or Beneficiary’s estate shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any right to receive a payment in advance of any such payment and any attempted transfer, assignment, anticipation, mortgage or encumbrance shall be void.

     9.2 Unfunded Compensation. The Plan is intended to constitute an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. Pursuant to Section 6.3, all Awards shall be paid from the general funds of the respective employer, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards.

     9.3 No Right to Employment. Nothing contained in the Plan shall give any Participant the right to continue in the employment of the Company or affect the right of the Company to discharge a Participant.

     9.4 Adjustment of Awards. Subject to the restrictions in Section 5.3, the Compensation Committee shall make such adjustments, to the extent it deems appropriate, to the Performance Measures and Performance Thresholds to compensate for or reflect any material changes that may have occurred in accounting practices, tax laws, other laws or regulations, the financial structure of the Company, acquisitions or dispositions of assets, Subsidiaries, or Lines of Business, any other extraordinary developments, or any unusual circumstances outside of management’s control that alter or affect computation of such Performance Measures and Performance Thresholds or the performance of the Company or any relevant Subsidiary or Line of Business.

     9.5 Inadvertent Non Compliance. If any provision of the Plan would cause any Award to a Covered Employee not to constitute “qualified performance-based compensation” under Section 162(m) of the Code, it shall be severed from and thereupon be deemed not to be a part of the Plan, but the other provisions of the Plan shall remain in full force and effect.

     9.6 Applicable Law. The Plan shall be construed and governed in accordance with the laws of the State of Connecticut.

ARTICLE X

AMENDMENT, SUSPENSION OR TERMINATION

          The Compensation Committee shall have the right to amend, suspend or terminate the Plan at any time; provided, however, that any amendment, suspension or termination shall not adversely affect the rights of Participants or Beneficiaries to receive Awards granted prior to such action; and provided further, that no amendment that alters the Award, Performance Measures or other factors relating to an Award applicable to a Covered Employee for the Performance Period in which such amendment is made or any prior Performance Period shall be effective in respect thereof except to the extent that it may be made without causing such Award to cease to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. To the extent required by Section 162(m) of the Code and the regulations thereunder, the material terms of the Plan shall be disclosed to, and shall be subject to approval by, Photronics’ stockholders in a manner intended to comply with Section 162(m) of the Code. In addition, for purposes of granting Awards following the expiration of the initial stockholder approval, the material terms of this Plan must be reapproved by Photronics’ stockholders in accordance with the requirements of Section 162(m) of the Code and the regulations thereunder.

Approved on behalf of
PHOTRONICS, INC.
and its Subsidiaries

Dated:	________ ____, 20 __	By: _______________________________
Name: _____________________________
Title: ______________________________

PHOTRONICS, INC ATTN: RICHELLE BURR 15 SECOR ROAD BROOKFIELD CT, 06804
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1	Election of Directors
Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01	Walter M. Fiederowicz	02	Joseph A. Fiorita, Jr.	03	Constantine Macricostas	04	George C. Macricostas	05	Mitchell G. Tyson

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.			For	Against	Abstain

2	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending October 30, 2011.		☐	☐	☐

3	To approve the 2011 Executive Compensation Incentive Plan.		☐	☐	☐

4	To approve, by non-binding vote, executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:		1 year	2 years	3 years	Abstain

5	To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

6	To transact such other business as may properly come before the meeting or any adjournment thereof.		☐	☐	☐

For address change/comments, mark here.	☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Proxy Statement/10 K Report is/are available at www.proxyvote.com.

PHOTRONICS, INC.
Annual Meeting of Shareholders
April 1, 2011 9:00 AM

The undersigned hereby appoints Sean T. Smith and Richelle Burr or either one of them acting in the absence of the other, with full power of substitution, as proxies of the undersigned, and hereby authorizes each or either of them to vote, as designated on the other side, all shares of Common Stock of Photronics, Inc., which the undersigned is entitled to vote if personally present at the 2011 Annual Meeting of Shareholders of Photronics, Inc. to be held at 9:00 a.m. Eastern Time on April 1, 2011 at the Company's headquarters located at Building 1, 15 Secor Road, Brookfield, CT 06804, and at any adjournments or postponements thereof.

           Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side